EXHIBIT 99.1
News

Georgia-Pacific Corporation 133 Peachtree Street, N.E. Atlanta, Georgia 30303

Release No. C-1967
Contacts: Media Robin Keegan 404-652-4713 Investors Margaret R. Nollen 404-652-4720 Greg Guest 404-652-4721

Date: May 3, 2005

GEORGIA-PACIFIC SHAREHOLDERS ELECT DIRECTORS AND APPROVE TWO PROPOSALS; BOARD DECLARES QUARTERLY DIVIDEND

            ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) shareholders, at their annual meeting today, elected two new directors and three current directors to new terms, and approved two of three company proposals.

            Two new directors were elected to serve until the 2008 annual meeting: Thomas D. Bell, vice chairman, president and chief executive officer of Cousins Properties Inc.; and Jon A. Boscia, chairman and chief executive officer of Lincoln National Corp. Bell also serves as a director of Lincoln Financial Group, AGL Resources Inc. and Regal Entertainment Group. Boscia is also a director of Hershey Foods Corp.

            Directors elected to serve until the 2008 annual meeting were James S. Balloun, retired chairman, president and chief executive officer of Acuity Brands Inc.; A. D. "Pete" Correll, chairman and chief executive officer of Georgia-Pacific; and John D. Zeglis, retired chief executive officer and chairman of AT&T Wireless Services.

            Director James B. Williams (72), retired chairman of SunTrust Banks Inc., retired from the board of directors as required by the company's corporate governance guidelines. Williams joined the Georgia-Pacific board in 1989. He chaired the company's finance committee and served on several board committees, including the executive and governance committee. Williams chaired the SunTrust Banks board of directors from 1998 to 2004.

            Additionally, shareholders approved the 2005 Georgia-Pacific Corp. Long-Term Incentive Plan. This amendment authorizes an additional 8 million shares for the company's management-level employee incentive program. Shareholders also passed a proposal to ratify Ernst & Young as the company's independent auditors for 2005. Shareholders did not adopt an amendment to eliminate the company's classified board structure.

-more-

News

            The board of directors, meeting earlier in the day, declared a regular quarterly dividend of 17.5 cents per share on the company's common stock. The dividend is payable May 23, 2005 to shareholders of record as of May 13, 2005.

            During the meeting, the company's chairman and chief executive officer, A.D. "Pete" Correll, told shareholders, "It (2004) was an outstanding year for Georgia-Pacific. Net income more than doubled and we had strong results in all businesses." Correll noted that the board of directors increased the quarterly cash dividend 40 percent in February, reflecting the company's confidence in the overall stability of its earnings base.

            "In 2005, we will continue to deliver on our promise to improve our financial strength and flexibility to achieve investment-grade ratios and increase value for our shareholders by reducing debt, maximizing cash flow and improving returns on capital.

"At the end of the day, our job is all about earning superior returns for our shareholders and delivering top-performing products and services to our customers," Correll concluded.

Correll's complete remarks are available at www.gp.com/investor.

            Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and marketers of tissue, packaging, paper, building products and related chemicals. With 2004 annual sales of approximately $20 billion, the company employs 55,000 people at 300 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern®, Angel Soft®, Brawny®, Sparkle®, Soft 'n Gentle®, Mardi Gras®, So-Dri®, Vanity Fair®, Lotus®, and Colhogar®, as well as the Dixie® brand of disposable cups, plates, and cutlery. Georgia-Pacific's building products business has long been among the nation's leading suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. For more information, visit www.gp.com.

-0-

Certain statements contained in this release, including statements regarding the company's financial objectives and outlooks, prices of and demand for products, improved operating efficiencies and the outlook for business and economic conditions, are forward-looking statements (as such term is defined under the federal securities laws), are based on current expectations, and are subject to risks and uncertainties. Actual results could differ materially as a result of a number of factors including, but not limited to, the continued realization of announced price increases for our products, continued strength in new home building and home renovation, the effect of general economic conditions on the demand for consumer products, building products and pulp and paper, the corresponding level of demand for and cost of wood fiber, wastepaper, energy and other costs, the success of the branding and marketing strategies we are pursuing for our consumer products, the effect of changes in the productive capacity of manufacturers of competitive products, unanticipated expenditures with respect to environmental, safety and health laws, our ability to continue to reduce debt, actions taken or to be taken by the United States or other governments as a result of acts or threats of terrorism, and other factors listed in Georgia-Pacific Corporation's Securities and Exchange Commission filings, including its report on Form 10-K for the fiscal year ended January 1, 2005.